Exhibit 99.1

B. Riley Financial Reports Financial Results for the Second Quarter of 2018

Record Results Exceed Q2 Guidance for Net Income and Adjusted EBITDA

Declares Special Dividend of $0.22 Per Share in addition to Regular Quarterly Dividend of $0.08 Per Share

LOS ANGELES, August 02, 2018 — B. Riley Financial, Inc. (NASDAQ:RILY), a diversified provider of financial and business advisory services, reported results for its second quarter ended June 30, 2018.

Second Quarter 2018 Financial Highlights

•	Total revenues of $125.5 million; net income of $17.0 million or $0.64 per diluted share
•	Adjusted EBITDA of $41.4 million; adjusted net income of $22.8 million or $0.86 per diluted share

“We’re pleased to report record results for the second quarter which exceeded our guidance for net income and adjusted EBITDA. We saw strength in each of our businesses driven by meaningful fee engagements in both of our more episodic businesses, bolstered by steady recurring revenue from our appraisal, wealth management and asset management businesses, and cash flow generated by principal investments,” said Bryant Riley, Chairman and Co-Chief Executive Officer, B. Riley Financial. “This growth reflects the expanded opportunities our platform offers to create unique opportunities which involve multiple parts of our business. Recent highlights which demonstrate our ability to be effective in this strategy include the purchase of assets of Bon-Ton Stores, our support of the proposed acquisition of Rent-A-Center Inc., and our participation in the Toys ‘R’ Us liquidation. As we continue to focus on growth, we’re excited about the addition of GlassRatner and the expertise this team offers, as well as future contributions from our pending acquisition of magicJack to our principal investments segment.”

Second Quarter 2018 Financial Results

For the three months ended June 30, 2018, total revenues increased to $125.5 million from $66.7 million for the same year-ago period and $95.8 million for the first quarter of 2018. The increase in revenues for the second quarter of 2018 was primarily driven by higher revenues associated with significant fee-based engagements for the company’s Capital Markets and Auction and Liquidation segments.

•	Capital Markets Segment: Revenues increased to $77.8 million for the second quarter of 2018 compared to $23.9 million for the same year-ago period and $60.3 million for the first quarter of 2018. Segment income increased to $12.0 million for the second quarter of 2018 compared to a loss of $4.8 million for the same year-ago period and a loss of $0.3 million for the first quarter of 2018. The sequential increase for this segment was primarily driven by an uptick in fee-based engagements for B. Riley FBR. The year-over-year increase was primarily driven by the acquisitions of FBR & Co. and Wunderlich Securities which were completed in June and July of 2017, respectively.
•	Auction and Liquidation Segment: Revenues for the second quarter of 2018 increased to $26.8 million from $21.8 million for the same year-ago period and $15.5 million for the first quarter of 2018. Segment income increased to $16.3 million for the second quarter of 2018 from $7.3 million for the same year-ago period and $8.1 million for the first quarter of 2018. Results for this segment were primarily driven by an increase in revenues related to large retail liquidation engagements conducted during the second quarter of 2018.
•	Valuation and Appraisal Segment: Revenues increased to $9.5 million for the second quarter of 2018 from $8.0 million for the same year-ago period and $8.5 million for the first quarter of 2018. Segment income increased to $2.9 million for the second quarter of 2018 from $2.3 million for the same year-ago period and $1.9 million for the first quarter of 2018.

•	Principal Investments – United Online Segment: Revenues totaled $11.4 million for the second quarter of 2018. Segment income totaled $4.7 million for the second quarter of 2018. Revenues from United Online are primarily driven by services and fees for internet access and related subscription services, and partially by the sale of goods.

Net income for the second quarter of 2018 increased to $17.0 million or $0.64 per diluted share from $3.3 million or $0.15 per diluted share for the same year-ago period and $4.5 million or $0.17 per diluted share for the first quarter of 2018.

Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, restructuring costs, transaction costs, share-based compensation, fair value adjustments and insurance settlement recovery) increased to $41.4 million from $17.6 million for the same year-ago period. (See “Note Regarding Use of Non-GAAP Financial Measures” below for further discussion of this non-GAAP term.)

Adjusted net income (excluding the impact of share-based payments, amortization of intangible assets, restructuring costs, transaction costs, fair value adjustments, insurance settlement recovery, tax impact of aforementioned adjustments, and certain tax items) increased to $22.8 million or $0.86 per diluted share for the second quarter of 2018. This compares to $8.8 million or $0.40 per diluted share for the same year-ago period. (See “Note Regarding Use of Non-GAAP Financial Measures” below for further discussion of this non-GAAP term.)

As of June 30, 2018, the company had $191.3 million in cash and cash equivalents, $0.5 million in restricted cash, $35.2 million due from clearing brokers, $143.0 million in net securities and other investments owned (at fair value), $200.0 million in advances against customer contracts, and $491.1 million in total debt. Total B. Riley Financial stockholders’ equity was $263.4 million. Shares outstanding as of June 30, 2018 were approximately 26.1 million.

Declaration of Dividend

B. Riley Financial’s board of directors approved a regular quarterly dividend of $0.08 per share and a special dividend of $0.22 per share which will be paid on or about August 31, 2018 to stockholders of record as of August 16, 2018.

Update on magicJack Acquisition

The company’s previously announced acquisition of magicJack VocalTec Ltd. remains pending final regulatory approval. The company will communicate additional updates once closing conditions have been satisfied.

Conference Call

The company will host a conference call today, Thursday, August 2, 2018 at 4:30 p.m. ET (1:30 p.m. PT). Bryant Riley, Chairman and co-CEO; Tom Kelleher, co-CEO; and Phillip Ahn, CFO and COO, will host the conference call followed by a question and answer period.

B. Riley Financial, Inc. Second Quarter 2018 Earnings Call

Toll-Free:	1-855-327-6838
International:	1-604-235-2082

A replay of the call will be available after 7:30 p.m. ET on the same day through August 9, 2018.

Replay Dial-In Numbers

Toll-Free:	1-844-512-2921
International:	1-412-317-6671
Replay pin:	10005262

The conference call will be broadcast simultaneously and available for replay via the investor section of the company's website. For more information, visit ir.brileyfin.com.

About B. Riley Financial, Inc. (NASDAQ:RILY)

B. Riley Financial provides collaborative financial services and solutions tailored to fit the capital raising and financial advisory needs of public and private companies and high net worth individuals. The company operates through several wholly-owned subsidiaries, including B. Riley FBR, a full-service investment bank and institutional brokerage; Great American Group, a leading provider of asset disposition, appraisal, corporate advisory and valuation services; GlassRatner, a specialty financial advisory services and consulting firm; B. Riley Wealth Management, B. Riley Asset Management and B. Riley Alternatives, which offer investment management to institutional and high net worth investors; Great American Capital Partners, which originates and underwrites senior secured loans for asset-rich companies; and B. Riley Principal Investments, which invests in or acquires companies and assets with attractive return profiles.

Forward-Looking Statements

Statements in this press release that are not descriptions of historical facts are forward-looking statements that are based on management’s current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition and stock price could be materially negatively affected. In some cases, you can identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” “will,” “would” or the negative of these terms or other comparable terminology. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date of this press release. Such forward looking statements include, but are not limited to, the anticipated benefits of the acquisition of GlassRatner, the effects of our business model, the effects and anticipated benefits of our completed and pending acquisitions and related actions, expectations regarding future transactions and the financial impact, size and consistency of returns and timing thereof, expectations regarding market dynamics, as well as statements regarding the effect of investments in our business segments. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Risk factors that could cause actual results to differ from those contained in the forward-looking statements include but are not limited to risks related to: volatility in our revenues and results of operations; changing conditions in the financial markets; our ability to generate sufficient revenues to achieve and maintain profitability; the short term nature of our engagements; the accuracy of our estimates and valuations of inventory or assets in “guarantee” based engagements; competition in the asset management business; potential losses related to our auction or liquidation engagements; our dependence on communications, information and other systems and third parties; potential losses related to purchase transactions in our auctions and liquidations business; the potential loss of financial institution clients; potential losses from or illiquidity of our proprietary investments; changing economic and market conditions; potential liability and harm to our reputation if we were to provide an inaccurate appraisal or valuation; potential mark-downs in inventory in connection with purchase transactions; failure to successfully compete in any of our segments; loss of key personnel; our ability to borrow under our credit facilities as necessary; failure to comply with the terms of our credit agreements; our ability to meet future capital requirements; our ability to realize the benefits of our completed and proposed acquisitions, including our ability to achieve anticipated opportunities and operating cost savings, and accretion to reported earnings estimated to result from completed and proposed acquisitions in the time frame expected by management or at all; our ability to promptly and effectively integrate our business with that of GlassRatner; the effect of the GlassRatner acquisition on our and GlassRatner’s customers, employees and counterparties; the possibility that our proposed acquisition of magicJack VocalTec Ltd. (“magicJack” or “MJ”) does not close when expected or at all; our ability to promptly and effectively integrate our business with that of magicJack if such transaction closes; the reaction to the magicJack acquisition or our and magicJack’s customers, employees and counterparties; the diversion of management time on acquisition-related issues; and those risks described from time to time in B. Riley Financial, Inc.'s filings with the SEC, including, without limitation, the risks described in B. Riley Financial, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2017 under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Additional information is also set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018. These factors should be considered carefully, and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and B. Riley Financial, Inc. undertakes no duty to update this information.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including adjusted net income and adjusted EBITDA, may be considered non-GAAP financial measures. B. Riley Financial believes this information is useful to investors because it provides a basis for measuring the company's available capital resources, the operating performance of its business and its cash flow, excluding net interest expense, provisions for or benefit from income taxes, depreciation, amortization, transaction expenses, restructuring costs, stock-based compensation, fair value adjustments and insurance settlement recovery that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles ("GAAP"). In addition, the company's management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the company's operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by the company may not be comparable to similarly titled amounts reported by other companies. The non-GAAP measures are described above and are reconciled to the corresponding GAAP measure in the unaudited condensed consolidated financial statements portion of this release under the headings “Adjusted Net Income Reconciliation” and "Adjusted EBITDA Reconciliation.”

# # #

Investor Contact Investor Relations ir@brileyfin.com (310) 966-1444	Media Contact Jo Anne McCusker jmccusker@brileyfin.com (646) 885-5425

B. RILEY FINANCIAL, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Dollars in thousands, except par value)

	June 30,	December 31,
	2018	2017
	(Unaudited)
Assets
Assets
Cash and cash equivalents	$191,274	$132,823
Restricted cash	467	19,711
Due from clearing brokers	35,242	31,479
Securities and other investments owned, at fair value	160,540	145,360
Securities borrowed	1,013,988	807,089
Accounts receivable, net	33,111	20,015
Due from related parties	8,042	5,689
Advances against customer contracts	200,036	5,208
Prepaid expenses and other assets	42,203	22,605
Property and equipment, net	11,195	11,977
Goodwill	99,246	98,771
Other intangible assets, net	52,603	56,948
Deferred income taxes	29,222	29,229
Total assets	$1,877,169	$1,386,904
Liabilities and Equity
Liabilities
Accounts payable	$3,790	$2,650
Accrued expenses and other liabilities	72,986	71,685
Deferred revenue	3,600	3,141
Due to partners	7,398	1,578
Securities sold not yet purchased	17,583	28,291
Securities loaned	1,012,240	803,371
Mandatorily redeemable noncontrolling interests	4,238	4,478
Asset based credit facility	105,004	—
Notes payable	52,286	2,243
Senior notes payable	333,768	203,621
Total liabilities	1,612,893	1,121,058

Commitments and contingencies
B. Riley Financial, Inc. stockholders' equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued	—	—
Common stock, $0.0001 par value; 40,000,000 shares authorized; 26,070,165 and 26,569,462 issued and outstanding as of June 30, 2018 and December 31, 2017, respectively	2	2
Additional paid-in capital	244,631	259,980
Retained earnings	20,408	6,582
Accumulated other comprehensive loss	(1,619)	(534)
Total B. Riley Financial, Inc. stockholders' equity	263,422	266,030
Noncontrolling interests	854	(184)
Total equity	264,276	265,846
Total liabilities and equity	$1,877,169	$1,386,904

B. RILEY FINANCIAL, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenues:
Services and fees	$118,882	$64,395	$207,331	$117,213
Interest income - Securities lending	6,591	2,218	13,882	2,218
Sale of goods	28	63	66	142
Total revenues	125,501	66,676	221,279	119,573
Operating expenses:
Direct cost of services	13,925	18,485	25,577	36,086
Cost of goods sold	49	130	90	189
Selling, general and administrative expenses	76,723	37,722	144,821	61,874
Restructuring charge	1,602	6,214	1,819	6,588
Interest expense - Securities lending	4,724	1,565	9,892	1,565
Total operating expenses	97,023	64,116	182,199	106,302
Operating income	28,478	2,560	39,080	13,271
Other income (expense):
Interest income	166	150	294	282
Income from equity investment	4,893	—	4,221	—
Interest expense	(10,359)	(1,894)	(14,586)	(2,685)
Income before income taxes	23,178	816	29,009	10,868
(Provision for) benefit from income taxes	(5,377)	2,547	(6,366)	6,396
Net income	17,801	3,363	22,643	17,264
Net income (loss) attributable to noncontrolling interests	804	83	1,143	(37)
Net income attributable to B. Riley Financial, Inc.	$16,997	$3,280	$21,500	$17,301

Basic income per share	$0.67	$0.15	$0.83	$0.85
Diluted income per share	$0.64	$0.15	$0.80	$0.82

Cash dividends per share	$0.12	$0.16	$0.28	$0.42

Weighted average basic shares outstanding	25,424,178	21,216,829	25,799,077	20,311,231
Weighted average diluted shares outstanding	26,397,513	22,119,055	26,785,169	20,984,757

B. RILEY FINANCIAL, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Six Months Ended
	June 30,
	2018	2017
Cash flows from operating activities:
Net income	$22,643	$17,264
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	6,670	4,290
Provision for doubtful accounts	648	704
Share-based compensation	5,559	3,940
Recovery of key man life insurance	—	(6,000)
Non-cash interest and other	1,870	166
Effect of foreign currency on operations	(582)	(855)
Income from equity investment	(4,221)	—
Deferred income taxes	7	(23,636)
Impairment of leaseholds, lease loss accrual and loss on disposal of fixed assets	1,403	1,371
Income allocated and fair value adjustment for mandatorily redeemable noncontrolling interests	543	7,268
Change in operating assets and liabilities:
Due from clearing brokers	(3,763)	13,408
Securities and other investments owned	(15,180)	(40,975)
Securities borrowed	(206,899)	(48,134)
Accounts receivable and advances against customer contracts	(208,658)	(37,153)
Prepaid expenses and other assets	(16,108)	14,988
Accounts payable, accrued payroll and related expenses, accrued value added tax payable and other accrued expenses	5,320	(22,748)
Amounts due to/from related parties and partners	3,362	(13,333)
Securities sold, not yet purchased	(10,708)	2,675
Deferred revenue	459	(425)
Securities loaned	208,869	44,365
Net cash used in operating activities	(208,766)	(82,820)
Cash flows from investing activities:
Cash acquired from acquisition of FBR & Co.	—	15,738
Acquisition of other businesses	—	(2,052)
Acquisition consideration payable	—	(10,381)
Purchases of property and equipment and intangible assets	(1,836)	(306)
Proceeds from key man life insurance	—	6,000
Proceeds from sale of property and equipment and intangible assets	37	619
Equity investments	(3,575)	—
Dividends from equity investment	1,695	—
Net cash (used in) provided by investing activities	(3,679)	9,618
Cash flows from financing activities:
Proceeds from asset based credit facility	300,000	65,987
Repayment of asset based credit facility	(194,460)	(45,750)
Payment of contingent consideration	—	(1,250)
Proceeds from notes payable	51,020	—
Repayment of notes payable	(357)	—
Proceeds from issuance of senior notes	132,123	60,375
Payment of debt issuance costs	(4,936)	(2,528)
Payment of employment taxes on vesting of restricted stock	(3,570)	(1,057)
Dividends paid	(9,549)	(8,380)
Repurchase of common stock	(17,338)	—
Distribution to noncontrolling interests	(782)	(1,646)
Net cash provided by financing activities	252,151	65,751
Increase (decrease) in cash, cash equivalents and restricted cash	39,706	(7,451)
Effect of foreign currency on cash, cash equivalents and restricted cash	(499)	2,354
Net increase (decrease) in cash, cash equivalents and restricted cash	39,207	(5,097)
Cash, cash equivalents and restricted cash, beginning of year	152,534	115,399
Cash, cash equivalents and restricted cash, end of period	$191,741	$110,302

Supplemental disclosures:
Interest paid	$21,868	$2,890
Taxes paid	$2,306	$9,689

B. RILEY FINANCIAL, INC. AND SUBSIDIARIES

Segment Financial Information

(Unaudited)

(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Capital Markets reportable segment:
Revenues - Services and fees	$71,194	$21,676	$124,232	$39,399
Interest income - Securities lending	6,591	2,218	13,882	2,218
Total revenues	77,785	23,894	138,114	41,617
Selling, general, and administrative expenses	(57,713)	(22,829)	(111,352)	(33,798)
Restructuring charge	(1,774)	(3,923)	(2,029)	(3,923)
Interest expense - Securities lending	(4,724)	(1,565)	(9,892)	(1,565)
Depreciation and amortization	(1,555)	(404)	(3,119)	(531)
Segment income (loss)	12,019	(4,827)	11,722	1,800
Auction and Liquidation reportable segment:
Revenues - Services and fees	26,836	21,807	42,353	35,803
Direct cost of services	(6,849)	(11,763)	(11,425)	(22,097)
Cost of goods sold	(16)	—	(17)	—
Selling, general, and administrative expenses	(3,617)	(2,749)	(6,498)	(4,599)
Depreciation and amortization	(8)	(5)	(16)	(10)
Segment income	16,346	7,290	24,397	9,097
Valuation and Appraisal reportable segment:
Revenues - Services and fees	9,459	7,960	17,979	15,756
Direct cost of services	(4,123)	(3,581)	(8,321)	(7,253)
Selling, general, and administrative expenses	(2,414)	(2,062)	(4,759)	(4,142)
Depreciation and amortization	(54)	(43)	(103)	(87)
Segment income	2,868	2,274	4,796	4,274
Principal Investments - United Online segment:
Revenues - Services and fees	11,393	12,952	22,767	26,255
Revenues - Sale of goods	28	63	66	142
Total revenues	11,421	13,015	22,833	26,397
Direct cost of services	(2,953)	(3,141)	(5,831)	(6,736)
Cost of goods sold	(33)	(130)	(73)	(189)
Selling, general, and administrative expenses	(2,015)	(2,791)	(3,973)	(6,103)
Depreciation and amortization	(1,679)	(1,770)	(3,358)	(3,610)
Restructuring charge	—	(109)	—	(483)
Segment income	4,741	5,074	9,598	9,276
Consolidated operating income from reportable segments	35,974	9,811	50,513	24,447

Corporate and other expenses (including restructuring recovery of $172 and $210 during the three and six months ended June 30, 2018, respectively, and restructuring charge of $2,182 during the three and six months ended June 30, 2017	(7,496)	(7,251)	(11,433)	(11,176)
Interest income	166	150	294	282
Income on equity investments	4,893	—	4,221	—
Interest expense	(10,359)	(1,894)	(14,586)	(2,685)
Income before income taxes	23,178	816	29,009	10,868
(Provision for) benefit from income taxes	(5,377)	2,547	(6,366)	6,396
Net income	17,801	3,363	22,643	17,264
Net income (loss) attributable to noncontrolling interests	804	83	1,143	(37)
Net income attributable to B. Riley Financial, Inc.	$16,997	$3,280	$21,500	$17,301

B. RILEY FINANCIAL, INC. AND SUBSIDIARIES

Adjusted EBITDA Reconciliation

(Unaudited)

(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net income attributable to B. Riley Financial, Inc.	$16,997	$3,280	$21,500	$17,301

Adjustments:
Provision for (benefit from) income taxes	5,377	(2,547)	6,366	(6,396)
Interest expense	10,359	1,894	14,586	2,685
Interest income	(166)	(150)	(294)	(282)
Share based payments	2,678	1,608	5,236	2,515
Depreciation and amortization	3,333	2,248	6,670	4,290
Restructuring costs	1,602	6,214	1,819	6,588
Transactions related costs	1,191	4,789	1,545	5,675
Fair value adjustment	—	6,250	—	6,250
Insurance settlement recovery	—	(6,000)	—	(6,000)

Total EBITDA adjustments	24,374	14,306	35,928	15,325

Adjusted EBITDA	$41,371	$17,586	$57,428	$32,626

B. RILEY FINANCIAL, INC. AND SUBSIDIARIES

Adjusted Net Income Reconciliation

(Unaudited)

(Dollars in thousands, except share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net income attributable to B. Riley Financial, Inc.	$16,997	$3,280	$21,500	$17,301
Adjustments:
Share based payments	2,678	1,608	5,236	2,515
Amortization of intangible assets	2,146	1,554	4,306	3,076
Restructuring costs	1,602	6,214	1,819	6,588
Transactions related costs	1,191	4,789	1,545	5,675
Fair value adjustment	—	6,250	—	6,250
Insurance settlement recovery	—	(6,000)	—	(6,000)
Income tax effect of adjusting entries	(1,831)	(8,857)	(2,783)	(10,503)
Tax benefit from tax election to treat acquisition of UOL as a taxable business combination	—	—	—	(8,389)
Adjusted net income attributable to B. Riley Financial, Inc.	$22,783	$8,838	$31,623	$16,513

Adjusted income per common share:
Adjusted basic income per share	$0.90	$0.42	$1.23	$0.81
Adjusted diluted income per share	$0.86	$0.40	$1.18	$0.79

Shares used to calculate adjusted basic net income per share	25,424,178	21,216,829	25,799,077	20,311,231
Shares used to calculate adjusted diluted net income per share	26,397,513	22,119,055	26,785,169	20,984,757